Exhibit 99.1

            RushTrade Group Reports February Customer Accounts Up 62%

DALLAS, TEXAS (March 4, 2005) - Rush Financial Technologies, Inc., dba RushTrade(R)Group (OTC.BB: "RSHF") announces its trade volume report for the month of February 2005. RushTrade Securities, Inc., the Company's broker/dealer subsidiary, reports continued growth in Customer Accounts, Trade Volume and Customer Account Assets.

Total customer accounts grew from 1,485 in February 2004 to 2,406 in February 2005, a 62% increase. While the number of trades processed was comparable, the number of shares traded in February 2005 was 566,158,458, compared to 46,033,738 in February 2004, an increase of 1,130%. RushTrade Securities, Inc. also reported that customer account assets grew from $44,958,596 in February 2004 to $58,600,542 in February 2005, a 30% increase.

About RushTrade Group

RushTrade Group operates through two primary subsidiaries:

RushGroup Technologies, Inc. ("RushGroup"), the Company's financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, advanced order management systems, (OMS), direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup also offers real-time market data platforms and direct access trading systems to meet the needs of active online investors, institutional portfolio managers and traders.

RushTrade Securities, Inc. ("RushTrade"), a wholly-owned subsidiary of the Company and a fully-disclosed introducing broker/dealer and member NASD, PCX and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through, and customer accounts are held at, a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. RushTrade customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

The Company is headquartered in Dallas, Texas, and its common stock is traded on the OTC.BB market under the symbol "RSHF." For more information about RushTrade and RushGroup products, please visit www.rushtrade.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This press release includes statements that may constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of Rush's products and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed from time to time in Rush's periodic reports filed with the SEC, including, but not limited to, its Quarterly Reports on Form 10-Q. Rush does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Investor Relations Contact:         Sharron DeLancey
                                    (972) 450-6000
                                    sdelancey@rushgroup.com



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